Exhibit 99.1

Moatable Announces Entry into Definitive Agreement to Acquire a Letting Agent Business

Phoenix, Arizona, September 5, 2024 — Moatable, Inc. (OTC: MTBLY) (“Moatable” or the “Company”), a leading US-based SaaS company, today announces that Lofty Inc., a subsidiary of the Company, entered into a definitive stock purchase agreement (the “Stock Purchase Agreement”) with Jennifer Susan Gledhill (the “Seller”), the founder and 100% shareholder of The Letting Partnership Ltd (“TLP”), on August 30, 2024 to acquire the entire issued share capital of TLP. TLP is a company incorporated and registered in England and Wales that provides client accounting outsourcing for the lettings industry. Currently, TLP handles over £30 million of rent every month, allocating deposits, managing payments, and processing invoices to provide a complete accounting service.

Pursuant to the Stock Purchase Agreement, the Company will purchase from the Seller all of the issued and outstanding ordinary shares of TLP for a total purchase price of £3.5 million (approximately US$4.6 million) in cash, subject to certain purchase price adjustments relating to TLP’s surplus cash as of the date of the consummation of the transaction (the “Closing”). The Closing is subject to the satisfaction or waiver of certain customary closing conditions. The Company expects the Closing to take place by the end of 2024. Upon the Closing, TLP will be a majority-owned subsidiary of the Company, and the Seller will continue to engage with TLP as a consultant.

About Moatable Inc.

Moatable, Inc. (OTC Pink: MTBLY) operates two US-based SaaS businesses including Lofty and Trucker Path. Moatable’s American depositary shares, each of which currently represents forty-five Class A ordinary shares, trade on OTC Pink open market under the symbol “MTBLY”. For more news and information on Moatable, please visit Moatable.com.

Forward-Looking Statements

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Statements that are not historical facts, including statements about Moatable’s beliefs and expectations, including statements on making investments and operating businesses that generate long-term returns for investors, and expectations for future growth and innovation are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Moatable’s goals and strategies; Moatable’s future business development, financial condition and results of operations; Moatable’s expectations regarding demand for and market acceptance of its services; Moatable’s plans to enhance user experience, infrastructure and service offerings. Further information regarding these and other risks is included in our recent annual and quarterly reports on Form 10-K and Form 10-Q and other documents filed with the SEC. All information provided in this press release is as of the date of this press release, and Moatable does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

Investor Relations Department

Moatable, Inc.

Email: ir@moatable.com